Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Form 1-K, of our report dated June 24, 2021 with respect to our audit of the balance sheet of Investment Grade RE Income Fund LP (the “Fund”) as of December 31, 2019 and December 31, 2020, the related statements of operations and partner’s deficit, and of cash flows for the periods noted and the related notes to the financial statements.

/s/ dbbmckennon

Newport Beach, California
June 24, 2021